Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 THIRD QUARTER SALES

New York, New York, October 21, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2015, net sales increased 3.5% to $138.9 million, as compared to $134.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 11.4%. Inter Parfums plans to issue results for the 2015 third quarter on or about November 9, 2015.

Net Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	($ in millions)

European based product sales	$110.1	$103.4	6.5%	$274.1	$300.4	(8.8)%
United States based product sales	28.8	30.8	(6.5)%	76.1	73.7	3.3%
	$138.9	$134.2	3.5%	$350.2	$374.1	(6.4)%

Jean Madar, Chairman & CEO of Inter Parfums stated, “The 16% depreciation of the euro versus the dollar from last year’s third quarter turned the 27% local currency growth of product sales for our European based operations into a much more modest increase of 6.5%. The currency impact was most apparent with our three largest brands, led by Jimmy Choo, where brand sales increased 46% in local currency, but only increased 23% in dollars. The excellent performance in Jimmy Choo fragrance sales reflects robust gains from the Jimmy Choo Man line, particularly in the United States, and the recent and promising launch of the Jimmy Choo Illicit line, the brand's third women's fragrance initiative.”

He continued, “As expected, the Montblanc sales comparison was more favorable in the third quarter than in the first half, with brand sales up 25% in local currency and 5% in dollars, driven by the successes of the Legend and Emblem lines and initial sales for the Lady Emblem line. Lanvin brand sales rebounded in the third quarter, up 7% in local currency but down 10% in dollars. Paul Smith fragrances benefited from the launch of the Essential line, the brand's new men's fragrance initiative, resulting in a more than doubling of brand sales from last year’s third quarter.”

Mr. Madar further noted, “Despite the exceptionally strong performance of Dunhill fragrances which had a nearly 40% increase in brand sales, our U.S. based operations posted a 6.5% decline in comparable quarter sales. Dunhill has become our largest brand within our U.S. operations. Oscar de la Renta brand sales were down by 6% for the quarter, but up nearly 35% year-to-date. We anticipate the growth trend to resume for Oscar de la Renta brand sales in the fourth quarter of 2015. Sales of Anna Sui fragrances, which were down nearly 19% from last year’s third quarter, continue to be depressed by negative market conditions in China.”

2015 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “We continue to expect 2015 net sales to be in the range of $460 million to $470 million, resulting in net income per share attributable to Inter Parfums, Inc. of between $0.95 to $1.00 per diluted share. Our current guidance factors in negative market conditions in China and Russia that have prevailed throughout this year, as well as Brazil which we have added to our ‘watch list’. As always, our guidance assumes the dollar remains at current levels. We plan to report our initial 2016 sales and earnings guidance on November 17, 2015.”

Inter Parfums, Inc. News Release	Page 2
October 21, 2015

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com